701 N Green Valley Pkwy, Suite 200, Henderson, NV 89074 702-990-3387/ fax 702-990-3301

From The Desk Of:
Stanley L. Teeple, Secretary
stanteeple@msn.com

SCHEDULE 3.1(g)

TO

RESTRICTED EQUITY PURCHASE AGREEMENT

The Company has AFFILIATE relationships with stock ownership as follows-

1-	David Larson- CEO
2-	Richard Haggart- Consultant
3-	Steve Durdin- Director
4-	Mark Thompson- CEO Hub Energy

Their consent letters are attached to this Schedule